Exhibit 3.4

BYLAWS

OF

VAROLII CORPORATION

(AS AMENDED AND RESTATED EFFECTIVE                 ,         )

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5.7	President	13
5.8	Vice Presidents	13
5.9	Secretary	13
5.10	Chief Financial Officer / Treasurer	13
5.11	Action with Respect to Securities of Other Corporations	14
5.12	Delegation of Authority	14

ARTICLE VI	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS	14
6.1	Indemnification Of Directors And Officers	14
6.2	Right of Indemnitee to Bring Suit	15
6.3	Insurance, Contracts and Funding	15
6.4	Indemnification of Employees and Agents of the Corporation and Persons Serving Other Entities	16
6.5	Indemnity Not Exclusive	16

ARTICLE VII	RECORDS AND REPORTS	17
7.1	Maintenance and Inspection of Records	17
7.2	Inspection by Directors	17

ARTICLE VIII	GENERAL MATTERS	18
8.1	Checks	18
8.2	Execution of Corporate Contracts and Instruments	18
8.3	Stock Certificates	18
8.4	Special Designation on Certificates	18
8.5	Lost Certificates	19
8.6	Construction; Definitions	19
8.7	Fiscal Year	19
8.8	Seal	19
8.9	Transfers of Stock	19
8.10	Registered Shareholders	19
8.11	Facsimile Signatures	20

ARTICLE IX	AMENDMENTS	20

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AMENDED AND RESTATED

BYLAWS

OF

VAROLII CORPORATION

ARTICLE I

CORPORATE OFFICES

1.1 Principal Office.

The principal office of Varolii Corporation (the “Corporation”) shall be located at the principal place of business or such other place as the Board of Directors may designate.

1.2 Registered Office and Registered Agent.

The registered office of the Corporation shall be located in the State of Washington at such place as may be fixed from time to time by the Board of Directors upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office. Any change in the registered agent or registered office shall be effective upon filing such change with the office of the Secretary of State of the State of Washington.

1.3 Other Offices.

The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Washington, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

2.1 Annual Meetings.

(a) The annual meeting of the shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year on a date and at a time and place to be set by the Board of Directors.

(b) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 2.1, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and such business must be a proper subject for shareholder action under the Washington Business Corporation Act (the “Act”). To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation (if delivered by electronic mail or facsimile, the shareholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the company’s most recent proxy statement) not less than 45 days nor more than 120 days prior to the date on which the Corporation first mailed its proxy materials for the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth:

(i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owners if any on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(c) Notwithstanding anything in this Section 2.1 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 2.1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(d) Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this section. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by this section shall be delivered to the Secretary at the principal executive offices of the Corporation (if delivered by electronic mail or facsimile, the shareholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the company’s most recent proxy statement) not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(e) Only those persons who are nominated in accordance with the procedures set forth in this section shall be eligible for election as directors at any meeting of shareholders. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this section and, if any proposed nomination or business is not in compliance with this section, to declare that such defective proposal shall be disregarded.

(f) For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Businesswire, PRNewswire or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 9, 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section. Nothing in this Section shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.2 Special Meetings.

(a) Special meetings of the shareholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, Chairman of the Board (if one is appointed) or the Chief Executive Officer. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

(b) Only such business shall be conducted at a special meeting of the shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of the meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.2. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the substance of the shareholder’s notice complies with Section 2.1, and the shareholder’s notice has been delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(d) Nothing in this Section 2.2 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.3 Notice of Shareholders’ Meetings.

(a) Notice of the place, if any, date and time of all meetings of shareholders, and the means of remote communication, if any, by which shareholders and proxyholders may be deemed to be present and person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting, except as otherwise provided herein or required by law or the Articles of Incorporation. Written notice of any meeting of shareholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the shareholder at his address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders may be given by electronic mail or other electronic transmission, in the manner provided in the Act. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, if a new record date is or must be fixed for the adjourned meeting in accordance with the Act, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

2.4 Quorum.

At any meeting of the shareholders, the holders of one-third of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by the Act or by the Articles of Incorporation. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

2.5 Organization; Conduct of Business.

(a) At every meeting of shareholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the chief executive officer, or, if the chief executive officer is absent, a chairman of the meeting chosen by a majority in interest of the shareholders entitled to vote, present in person or by proxy, shall act as chairman. The secretary, or, in his absence, an assistant secretary directed to do so by the chief executive officer, shall act as secretary of the meeting.

(b) The Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure

(c) Shareholders may participate in a meeting by means of a conference telephone or other communications equipment by which all persons participating in the meeting can hear each other during the meeting, and participation by such means shall constitute presence in person at a meeting.

2.6 Proxies and Voting.

(a) At any meeting of the shareholders, every shareholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile communication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b) The Corporation may, and to the extent required by law, shall, in advance of any meeting of shareholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c) All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law or the Articles of Incorporation, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

2.7 Waiver of Notice.

Whenever notice is required to be given under any provision of the Act or of the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the Articles of Incorporation or these Bylaws.

2.8 Record Date for Shareholder Notice.

In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the date is adopted and which record date shall not be more than 70 nor less than 10 days before the date of such meeting.

If the Board of Directors does not so fix a record date:

(a) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned more than one hundred twenty (120) days after the date is fixed for the original meeting.

ARTICLE III

DIRECTORS

3.1 Number of Directors.

The number of directors constituting the Whole Board shall be determined by the Board from time to time by a resolution duly adopted by the Board, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.2 Election and Term of Office of Directors.

Except as provided in Section 3.3 of these Bylaws, and unless otherwise provided in the Articles of Incorporation, directors shall be elected at each annual meeting of shareholders to hold office until the annual meeting at which the term of office of the class to which they have been elected expires. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected or until his or her earlier resignation or removal.

3.3 Director Resignations, Newly Created Directors and Vacancies.

(a) Any director may resign at any time upon written notice to the attention of the secretary of the Corporation or, if there is no secretary in office, then to the attention of any other corporate officer or to the Board of Directors as a whole. When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

(b) Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall serve for a term expiring at the next annual meeting of shareholders at which the term of office of the class to which they have been elected expires or until such director’s successor shall have been duly elected.

(c) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Articles of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

3.4 Participation in Meetings by Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.5 Regular Meetings.

Regular meetings of the Board of Directors may be held at such place, date and time as shall from time to time be determined by the Board of Directors. A notice of each regular meeting shall not be required.

3.6 Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the chief executive officer (or in his absence the president) or by a majority of the Whole Board, and shall be held at such place, date and time as he, she or they shall fix.

Notice of the place, date and time of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, charges prepaid, or by facsimile or electronic mail, addressed to each director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally, or by facsimile, electronic mail or telephone, it shall be delivered at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation. Any and all business may be transacted at a special meeting, unless otherwise indicated in the notice thereof.

3.7 Quorum.

At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes, except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall fail to attend any meeting, then a majority of the directors present may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.8 Waiver of Notice.

Whenever notice of a Board of Directors meeting is required to be given under any provision of the Act or of the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Articles of Incorporation or these Bylaws.

3.9 Conduct of Business; Board Action by Written Consent Without a Meeting.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in these Bylaws or by law.

Any director who is present at any meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the Corporation within a reasonable time after adjournment of the meeting. Such right to dissent or abstain shall not be available to any director who voted in favor of such action.

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Compensation of Directors.

The Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors, or paid a stated salary or paid other compensation as director. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

3.11 Approval of Loans to Officers.

Subject to applicable law, including Section 13(k) of the Exchange Act, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or of its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

3.12 Removal of Directors.

One or more members of the Board of Directors (including the entire Board) may be removed, with cause, at a meeting of shareholders called expressly for that purpose. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. Neither the Board of Directors nor any individual director may be removed without cause.

3.13 Chairman of the Board of Directors.

The Corporation may have, at the discretion of the Board of Directors, a Chairman of the Board of Directors who shall not be considered by virtue of holding such position an officer of the Corporation.

ARTICLE IV

COMMITTEES

4.1 Committees of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent members at any meeting of the committee. In the absence of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent member. Any Board committee may create one or more subcommittees and delegate to the subcommittee any or all of the powers of the committee.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and maintain them in the Corporation’s official minute book.

4.3 Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-half of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

The Board of Directors may adopt rules for the governance of any committee not inconsistent with these Bylaws.

ARTICLE V

OFFICERS

5.1 Officers.

The officers of the Corporation shall be a chief executive officer, a president, a secretary, and a chief financial officer/treasurer. The Corporation may also have, at the discretion of the Board of Directors, one or more vice presidents, one or more assistant secretaries, and one or more assistant treasurers, and any such other officers as may be appointed in accordance with these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors.

5.3 Subordinate Officers.

The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors or such other officer may from time to time determine. The Board of Directors may empower the chief executive officer or the president to define the authority and duties of such subordinate officers.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the secretary of the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

5.6 Chief Executive Officer.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if any, the chief executive officer of the Corporation, if such an officer is appointed, shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall preside at all meetings of the shareholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the Board of Directors, shall have the general powers and duties of management usually vested in the office of chief executive officer of a Corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.7 President.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if there is one, or the chief executive officer, if such an officer is appointed, the president shall be the principal executive officer of the company and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a Corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.8 Vice Presidents.

In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively (in order of priority) by the Board of Directors, the chief executive officer, or the president.

5.9 Secretary.

The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and shareholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.10 Chief Financial Officer / Treasurer.

The chief financial officer / treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares.

The chief financial officer / treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president, the chief executive officer, or the directors, upon request, an account of all his or her transactions as chief financial officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

5.11 Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the chief executive officer, the president or any officer of the Corporation authorized by the chief executive officer or the president is authorized to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of shareholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

5.12 Delegation of Authority.

Notwithstanding any other provision in these Bylaws, the Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

6.1 Indemnification Of Directors And Officers

Each individual (hereinafter an “indemnitee”) who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or that, while serving as a director or officer of the Corporation, he or she is or was also serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as such a director, officer, employee, partner, trustee, or agent or in any other capacity while serving as such director, officer, employee, partner, trustee, or agent, shall be indemnified and held harmless by the Corporation to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, trustee, or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators;

provided, however, that no indemnification shall be provided to any such indemnitee if the Corporation is prohibited by the Act or other applicable law as then in effect from paying such indemnification; and provided, further, that except as provided in Section 6.2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors. The right to indemnification conferred in this Section 6.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”). Any advancement of expenses shall be made only upon delivery to the Corporation of a written undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.1 and upon delivery to the Corporation of a written affirmation (hereinafter an “affirmation”) by the indemnitee of his or her good faith belief that such indemnitee has met the standard of conduct necessary for indemnification by the Corporation pursuant to this Article.

6.2 Right of Indemnitee to Bring Suit.

If a written claim for indemnification under Section 6.1 of this Article is not paid in full by the Corporation within ninety (90) days after the Corporation’s receipt thereof, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If indemnitee has provided the undertaking and affirmation required under Section 6.1 hereof, Corporation shall advance to indemnitee the expenses of prosecuting indemnitee’s claim for indemnification or the advancement of expenses as such expenses are incurred. If successful, in whole or in part, in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking and affirmation have been tendered to the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is so entitled. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the shareholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

6.3 Insurance, Contracts and Funding.

The Corporation may maintain insurance, at its expense, to protect itself and any individual who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the

Corporation as a agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director, officer, employee or agent of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

6.4 Indemnification of Employees and Agents of the Corporation and Persons Serving Other Entities

(a) The Corporation may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the Act or otherwise.

(b) Any individual who is or was a director, officer or employee of the Corporation who, while a director, officer or employee of the Corporation, is or was serving (a) as a director or officer of another foreign or domestic corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation, (b) as a trustee of an employee benefit plan and the duties of the director or officer to the Corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan or (c) in an executive or management capacity in a foreign or domestic partnership, joint venture, trust or other enterprise of which the Corporation or a wholly owned subsidiary of the Corporation is a general partner or has a majority ownership or interest shall be deemed to be so serving at the request of the Corporation and entitled to indemnification and advancement of expenses under this Article.

6.5 Indemnity Not Exclusive.

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

The rights conferred on any person by this Article shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law. If this Article shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

ARTICLE VII

RECORDS AND REPORTS

7.1 Maintenance and Inspection of Records.

The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its shareholders listing their names and addresses and the number and class of shares held by each shareholder, a copy of these Bylaws as amended to date, accounting books and other records.

Any shareholder of record, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its shareholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the Corporation at its principal place of business.

A complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order for each class of stock and showing the address of each such shareholder and the number of shares registered in each such shareholder’s name, shall be open to the examination of any such shareholder in the manner provided by law. The stock list shall also be open to the examination of any shareholder before and during the meeting as provided by law. This list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.

7.2 Inspection by Directors.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its shareholders, and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE VIII

GENERAL MATTERS

8.1 Checks.

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

8.2 Execution of Corporate Contracts and Instruments.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

8.3 Stock Certificates.

The shares of the Corporation shall be represented by certificates provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by uncertificated shares, and provided, further, that any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the chief executive officer, president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

No stock certificates will be issued in bearer form.

8.4 Special Designation on Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in the Act, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

8.5 Lost Certificates.

Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen, mutilated or destroyed, provided, however, that the Corporation may require the owner of the lost, stolen, mutilated or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate.

8.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Act shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

8.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

8.8 Seal.

The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

8.9 Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.

8.10 Registered Shareholders.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

8.11 Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE IX

AMENDMENTS

The Bylaws of the Corporation may be adopted, amended or repealed by the shareholders entitled to vote; provided, however, that no bylaw may be adopted, amended or repealed by the shareholders except by the vote or written consent of at least 66  2/3% of the voting power of the Corporation. The Corporation may, in its Articles of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the shareholders of the power, nor limit their power, to adopt, amend or repeal Bylaws as set forth in this Article IX.